Zoom Appoints Janet Napolitano to Board of Directors

Former Arizona Governor, US Secretary of Homeland Security, and President of the University of California System Brings Education and Public Policy Expertise to Video Communications Leader

San Jose, Calif. - November 2, 2020 - Zoom Video Communications, Inc. announced that Janet Napolitano has joined its Board of Directors effective today, November 2.

Napolitano is an accomplished attorney who has dedicated much of her career to public service as an attorney general, Governor, cabinet member, and university administrator. She served as Attorney General of Arizona from 1998 to 2003. She was then elected Governor of Arizona, leading her state from 2003 to 2009. She joined President Barack Obama’s cabinet as the United States Secretary of Homeland Security from 2009 to 2013. More recently, she was President of the University of California system from 2013 to 2020, when she left to join the faculty of University of California Berkeley’s Goldman School of Public Policy.

“Zoom has immense capacity as a communication service provider,” said Napolitano. “I’m excited about its future and I’m excited to join its Board.”

“I am very pleased to welcome Secretary Napolitano to the Zoom Board of Directors,” said Zoom CEO Eric S. Yuan. “Janet has extensive leadership experience in both education and government, two key segments of Zoom customers. She also has tremendous strength of character, which she demonstrated throughout her years in public service and academia, and is adept at decision-making and leading in complex organizations. I know she will be a valuable addition to our board.”

About Janet Napolitano
Janet Napolitano is a Professor of Public Policy at the Goldman School of Public Policy at UC Berkeley. She served as the twentieth president of the University of California, the nation’s largest public research university with ten campuses, five medical centers, three affiliated national laboratories, and a statewide agriculture and natural resources program. Prior to joining the University of California, Professor Napolitano served as Secretary of Homeland Security from 2009 to 2013. She is a former two-term Governor of Arizona, a former Attorney General of Arizona, and a former U.S. Attorney for the District of Arizona. In 2019, Napolitano published How Safe Are We? Homeland Security Since 9/11. Professor Napolitano earned her B.S. degree, summa cum laude, in Political Science from Santa Clara University, and her J.D. from the University of Virginia. She is based in Berkeley, CA.

About Zoom
Zoom Video Communications, Inc. (NASDAQ: ZM) brings teams together to get more done in a frictionless and secure video environment. Our easy, reliable, and innovative video-first unified communications platform provides video meetings, voice, webinars, and chat across desktops, phones, mobile devices, and conference room systems. Zoom helps enterprises create elevated experiences with leading business app integrations and developer tools to create customized workflows. Founded in 2011, Zoom is headquartered in San Jose, California, with offices around the world. Visit zoom.com and follow @zoom_us.

Zoom Media Contact

Colleen Rodriguez
Global PR Lead
press@zoom.us

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